EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:

Judy Wawroski	Rosanne Palacios
Vice President	Vice President of Marketing
International Bancshares Corporation	International Bancshares Corporation
(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

CASH AND STOCK DIVIDEND

LAREDO, TX,  April 2, 2004  International Bancshares Corporation (“IBC”) today announced that on April 1, 2004, the Board of Directors approved the declaration of a 50 cents per share cash dividend, for shareholders of record as of the close of business on April 15, 2004, payable on April 30, 2004 as well as a 25% stock dividend per share for all holders of Common Stock, $1.00 par value, of record on May 3, 2004, payable on May 28, 2004.

“Both of these dividends were made possible because of the strong performance of IBC, “ said Dennis E. Nixon, Chairman and CEO of IBC.  “It is the inclination of the Board of Directors to continue to declare these dividends, but any declaration of future dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time.”

IBC also announced on January 22, 2004, that it had signed a definitive agreement with Local Financial Corporation (Nasdaq:LFIN – News), an Oklahoma bank holding company, pursuant to which IBC will acquire LFIN for approximately $385 million in cash and stock, subject to LFIN shareholder and regulatory approvals of the transaction.  “We’re also truly excited about our strategic acquisition of LFIN.  This transaction will dramatically increase our presence along the NAFTA – IH-35 corridor, and this merger presents a great opportunity for IBOC to expand its market presence, improve its earnings and add earnings growth and stockholder value.”

On February 26, 2004, IBC reported annual net income for 2003 of $122.1 million or $3.16 per share – basic ($3.10 per share – diluted) compared to $100.6 million or $2.52 per share – basic ($2.46 per share – diluted), which represents a 26 percent increase in diluted earnings per share and a 21 percent increase in net income over the corresponding period in 2002.

Net income for the fourth quarter of 2003 was $28.5 million, or 74 cents per share – basic (72 cents per share diluted) compared to $27.5 million, or 70 cents per share – basic (68 cents per share diluted), which represents a 6 percent increase in diluted earnings per share and a 4 percent increase in net income over the corresponding period of 2002.

IBC (NASDAQ: IBOC) is a $6.6 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and over 200 ATM’s serving 35 communities including Houston, San Antonio, Austin, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.